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                                                                       EX-99.B11

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in the Prospectuses and the Statement of Additional Information, constituting parts of this amended Registration Statement on Form N-1A, of our report dated October 10, 1995 relating to the financial statements, including the financial highlights, appearing in the August 31, 1995 Annual Report to Shareholders of Vanguard World Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "General Information" in the Prospectuses and "Financial Statements" in the Statement of Additional Information.


PRICE WATERHOUSE LLP

Philadelphia, PA

December 21, 1995